Exhibit 4.8

SECOND AMENDED AND RESTATED REVOLVING NOTE

$12,767,322

FOR VALUE RECEIVED, each of InfoLogix, Inc., a Delaware corporation, InfoLogix System Corporation, a Delaware corporation, Embedded Technologies, LLC a Delaware limited liability company, Opt Acquisition LLC a Pennsylvania limited liability company, and InfoLogix-DDMS, Inc, a Delaware corporation, jointly and severally (each a “Borrower” and collectively, the “Borrowers”) hereby promises to pay to the order of Hercules Technology Growth Capital, Inc., a Maryland corporation or the holder of this Amended and Restated Revolving Note (the “Lender”) at 400 Hamilton Avenue, Suite 310, Palo Alto, CA 94301 or such other place of payment as the holder of this Amended and Restated Revolving Note (this “Note”) may specify from time to time in writing, in lawful money of the United States of America, the principal amount of Twelve Million Seven Hundred Sixty-Seven Thousand Three Hundred Twenty-Two Dollars ($12,767,322) or such other principal amount as Lender has advanced to Borrowers, together with interest thereon, all as provided in the Loan Agreement referred to below.

This Note is a Revolving Note referred to in, and is executed and delivered in connection with, that certain Amended and Restated Loan and Security Agreement, by and among Borrowers and Lender, dated November 20, 2009 (as the same may from time to time be amended, modified or supplemented in accordance with its terms, the “Loan Agreement”), and is entitled to the benefit and security of the Loan Agreement and the other Loan Documents (as defined in the Loan Agreement), to which reference is made for a statement of all of the terms and conditions thereof.  All payments shall be made in accordance with the Loan Agreement.  All terms defined in the Loan Agreement shall have the same definitions when used herein, unless otherwise defined herein.  An Event of Default under the Loan Agreement shall constitute a default under this Note.

Each Borrower waives presentment and demand for payment, notice of dishonor, protest and notice of protest under the UCC or any applicable law.  Each Borrower agrees to make all payments under this Note without setoff, recoupment or deduction and regardless of any counterclaim or defense.  This Note has been negotiated and delivered to Lender and is payable in the State of California.  This Note shall be governed by and construed and enforced in accordance with, the laws of the State of California, excluding any conflicts of law rules or principles that would cause the application of the laws of any other jurisdiction.

This Note constitutes the amendment and restatement in its entirety of the Amended and Restated Revolving Note issued by Borrowers to Lender in the original principal amount of $12,317,322 (the “Prior Note”), and is in substitution therefor and an amendment and replacement thereof.  Nothing herein shall be construed to constitute payment of the Prior Note or to release or terminate any guaranty or lien, mortgage, pledge or other security entered in favor of Lender under the Loan Agreement.

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INFOLOGIX, INC.

By:	/s/ David T. Gulian
David T. Gulian, President and CEO

INFOLOGIX SYSTEMS CORPORATION

By:	/s/ David T. Gulian
David T. Gulian, President

OPT ACQUISITION LLC
By: InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

EMBEDDED TECHNOLOGIES, LLC
By: InfoLogix Systems Corporation, its sole Member

By:	/s/ David T. Gulian
David T. Gulian, President

INFOLOGIX — DDMS, INC.

By:	/s/ David T. Gulian
David T. Gulian, President